Exhibit (j)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” for the Money Market Portfolio, Government & Agency Securities Portfolio and Tax-Exempt Portfolio, each a series of Cash Account Trust, in the Premier Money Market Shares Prospectus, Service Shares Prospectus, Capital Assets Funds Shares Prospectus, Cash Account Trust Davidson Cash Equivalent Shares Prospectus, the Money Market Portfolio and Government & Agency Securities Portfolio in the Davidson Cash Equivalent Plus Shares Prospectus, the Money Market Portfolio in the Premium Reserve Money Market Shares Prospectus, Institutional Money Market Shares Prospectus, Institutional Select Money Market Shares Prospectus and Capital Assets Funds Preferred Shares Prospectus, the Tax-Exempt Portfolio in the Tax-Exempt Cash Managed Shares Prospectus and DWS Tax-Exempt Cash Institutional Shares Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Cash Account Trust Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 37 to the Registration Statement (Form N-1A, No. 33-32476) of our report dated June 12, 2006, on the financial statements and financial highlights of the Money Market Portfolio, Government & Agency Securities Portfolio, and Tax-Exempt Portfolio included in the Cash Account Trust Premier Money Market Shares Annual Report, Service Shares Annual Report, Davidson Cash Equivalent Shares and Davidson Cash Equivalent Plus Shares Annual Report, Capital Assets Funds Shares and Capital Assets Funds Preferred Shares Annual Report, Institutional Select Money Market Shares Annual Report, Premium Reserve Money Market and Institutional Money Market Shares Annual Report and the DWS Tax-Exempt Cash Institutional Shares and Tax-Exempt Cash Managed Shares Annual Report, each dated April 30, 2006.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

July 25, 2006